SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          ----------------------------


                                  SCHEDULE 13G

                                 (Rule 13d-102)


 INFORMATION TO BE INCLUDED IN STATEMENTS FIELD PURSUANT TO RULES 13d-1(b) AND
              (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)


                                 ZINDART LIMITED
                                 ---------------
                                (Name of Issuer)


                          AMERICAN DEPOSITARY RECEIPTS
                          ----------------------------
                         (Title of Class of Securities)


                                   989597109
                                   ---------
                                (CUSIP Number)








*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


NYFS11...:\95\78595\0008\1860\SCH3038U.520

================================================================================
CUSIP No. 989597109                13G                     Page 2 of 9 Pages
================================================================================

-----------------------------------------------------------------------
| 1 | NAME OF REPORTING PERSONS                                       |
|   | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)      |
|   |                                                                 |
|   |      U.S. Industries, Inc.                                      |
|   |                                                                 |
-----------------------------------------------------------------------
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                |
|   |                                                     -----       |
|   |                                                 (a) | X |       |
|   |                                                     -----       |
|   |                                                     -----       |
|   |                                                 (b) |   |       |
|   |                                                     -----       |
-----------------------------------------------------------------------
| 3 | SEC USE ONLY                                                    |
|   |                                                                 |
|   |                                                                 |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|   |                                                                 |
|   |      Delaware                                                   |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|                       | 5 | SOLE VOTING POWER                       |
|     NUMBER OF         |   |     0                                   |
|      SHARES           -----------------------------------------------
|   BENEFICIALLY        | 6 | SHARED VOTING POWER                     |
|     OWNED BY          |   |     500,000                             |
|       EACH            -----------------------------------------------
|    REPORTING          | 7 | SOLE DISPOSITIVE POWER                  |
|      PERSON           |   |     0                                   |
|       WITH            -----------------------------------------------
|                       | 8 | SHARED DISPOSITIVE POWER                |
|                       |   |     500,000                             |
-----------------------------------------------------------------------
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|   |                                                                 |
|   |          500,000                                                |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |
|   | CERTAIN SHARES                                                  |
|   |                                                     ----        |
|   |                                                     |  |        |
|   |                                                     ----        |
-----------------------------------------------------------------------
|11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 |
|   |                                                                 |
|   |            7.4%                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|12 | TYPE OF REPORTING PERSON                                        |
|   |                                                                 |
|   |             CO                                                  |
-----------------------------------------------------------------------

================================================================================
CUSIP No. 989597109                 13G                     Page 3 of 9 Pages
================================================================================

-----------------------------------------------------------------------
| 1 | NAME OF REPORTING PERSONS                                       |
|   | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)      |
|   |                                                                 |
|   |      USI American Holdings, Inc.                                |
|   |                                                                 |
-----------------------------------------------------------------------
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                |
|   |                                                     -----       |
|   |                                                 (a) | X |       |
|   |                                                     -----       |
|   |                                                     -----       |
|   |                                                 (b) |   |       |
|   |                                                     -----       |
-----------------------------------------------------------------------
| 3 | SEC USE ONLY                                                    |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|   |                                                                 |
|   |      Delaware                                                   |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|                       | 5 | SOLE VOTING POWER                       |
|     NUMBER OF         |   |     0                                   |
|      SHARES           -----------------------------------------------
|   BENEFICIALLY        | 6 | SHARED VOTING POWER                     |
|     OWNED BY          |   |     500,000                             |
|       EACH            -----------------------------------------------
|    REPORTING          | 7 | SOLE DISPOSITIVE POWER                  |
|      PERSON           |   |     0                                   |
|       WITH            -----------------------------------------------
|                       | 8 | SHARED DISPOSITIVE POWER                |
|                       |   |     500,000                             |
-----------------------------------------------------------------------
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|   |                                                                 |
|   |          500,000                                                |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |
|   | CERTAIN SHARES                                                  |
|   |                                                     ----        |
|   |                                                     |  |        |
|   |                                                     ----        |
-----------------------------------------------------------------------
|11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 |
|   |                                                                 |
|   |            7.4%                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|12 | TYPE OF REPORTING PERSON                                        |
|   |                                                                 |
|   |             CO                                                  |
-----------------------------------------------------------------------

================================================================================
CUSIP No. 989597109                 13G                     Page 4 of 9 Pages
================================================================================

-----------------------------------------------------------------------
| 1 | NAME OF REPORTING PERSONS                                       |
|   | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)      |
|   |                                                                 |
|   |      USI Mayfair Limited                                        |
|   |                                                                 |
-----------------------------------------------------------------------
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                |
|   |                                                     -----       |
|   |                                                 (a) | X |       |
|   |                                                     -----       |
|   |                                                     -----       |
|   |                                                 (b) |   |       |
|   |                                                     -----       |
-----------------------------------------------------------------------
| 3 | SEC USE ONLY                                                    |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|   |                                                                 |
|   |      England and Wales                                          |
|   |                                                                 |
-----------------------------------------------------------------------
|                       | 5 | SOLE VOTING POWER                       |
|     NUMBER OF         |   |     0                                   |
|      SHARES           -----------------------------------------------
|   BENEFICIALLY        | 6 | SHARED VOTING POWER                     |
|     OWNED BY          |   |     500,000                             |
|       EACH            -----------------------------------------------
|    REPORTING          | 7 | SOLE DISPOSITIVE POWER                  |
|      PERSON           |   |     0                                   |
|       WITH            -----------------------------------------------
|                       | 8 | SHARED DISPOSITIVE POWER                |
|                       |   |     500,000                             |
-----------------------------------------------------------------------
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|   |                                                                 |
|   |          500,000                                                |
|   |                                                                 |
-----------------------------------------------------------------------
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |
|   | CERTAIN SHARES                                                  |
|   |                                                                 |
|   |                                                     ----        |
|   |                                                     |  |        |
|   |                                                     ----        |
-----------------------------------------------------------------------
|11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 |
|   |                                                                 |
|   |            7.4%                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|12 | TYPE OF REPORTING PERSON                                        |
|   |                                                                 |
|   |             CO                                                  |
-----------------------------------------------------------------------

================================================================================
CUSIP No. 989597109                 13G                     Page 5 of 9 Pages
================================================================================

-----------------------------------------------------------------------
| 1 | NAME OF REPORTING PERSONS                                       |
|   | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)      |
|   |                                                                 |
|   |      USI Overseas Limited                                       |
|   |                                                                 |
-----------------------------------------------------------------------
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                |
|   |                                                     -----       |
|   |                                                 (a) | X |       |
|   |                                                     -----       |
|   |                                                     -----       |
|   |                                                 (b) |   |       |
|   |                                                     -----       |
-----------------------------------------------------------------------
| 3 | SEC USE ONLY                                                    |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|   |                                                                 |
|   |      England and Wales                                          |
|   |                                                                 |
-----------------------------------------------------------------------
|                       | 5 | SOLE VOTING POWER                       |
|     NUMBER OF         |   |     0                                   |
|      SHARES           -----------------------------------------------
|   BENEFICIALLY        | 6 | SHARED VOTING POWER                     |
|     OWNED BY          |   |     500,000                             |
|       EACH            -----------------------------------------------
|    REPORTING          | 7 | SOLE DISPOSITIVE POWER                  |
|      PERSON           |   |     0                                   |
|       WITH            -----------------------------------------------
|                       | 8 | SHARED DISPOSITIVE POWER                |
|                       |   |     500,000                             |
-----------------------------------------------------------------------
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|   |                                                                 |
|   |          500,000                                                |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |
|   | CERTAIN SHARES                                                  |
|   |                                                     ----        |
|   |                                                     |  |        |
|   |                                                     ----        |
|   |                                                                 |
-----------------------------------------------------------------------
|11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 |
|   |                                                                 |
|   |            7.4%                                                 |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|12 | TYPE OF REPORTING PERSON                                        |
|   |                                                                 |
|   |             CO                                                  |
-----------------------------------------------------------------------

================================================================================
CUSIP No. 989597109                 13G                     Page 6 of 9 Pages
================================================================================

-----------------------------------------------------------------------
| 1 | NAME OF REPORTING PERSONS                                       |
|   | I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)      |
|   |                                                                 |
|   |      Ertl (Hong Kong) Limited                                   |
|   |                                                                 |
-----------------------------------------------------------------------
| 2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                |
|   |                                                     -----       |
|   |                                                 (a) | X |       |
|   |                                                     -----       |
|   |                                                     -----       |
|   |                                                 (b) |   |       |
|   |                                                     -----       |
-----------------------------------------------------------------------
| 3 | SEC USE ONLY                                                    |
|   |                                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
| 4 | CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|   |                                                                 |
|   |      Hong Kong                                                  |
|   |                                                                 |
-----------------------------------------------------------------------
|                       | 5 | SOLE VOTING POWER                       |
|     NUMBER OF         |   |     0                                   |
|      SHARES           -----------------------------------------------
|   BENEFICIALLY        | 6 | SHARED VOTING POWER                     |
|     OWNED BY          |   |     500,000                             |
|       EACH            -----------------------------------------------
|    REPORTING          | 7 | SOLE DISPOSITIVE POWER                  |
|      PERSON           |   |     0                                   |
|       WITH            -----------------------------------------------
|                       | 8 | SHARED DISPOSITIVE POWER                |
|                       |   |     500,000                             |
-----------------------------------------------------------------------
| 9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|   |                                                                 |
|   |          500,000                                                |
|   |                                                                 |
-----------------------------------------------------------------------
|10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           |
|   | CERTAIN SHARES                                                  |
|   |                                                     ----        |
|   |                                                     |  |        |
|   |                                                     ----        |
|   |                                                                 |
-----------------------------------------------------------------------
|11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                 |
|   |                                                                 |
|   |            7.4%                                                 |
|   |                                                                 |
-----------------------------------------------------------------------
|12 | TYPE OF REPORTING PERSON                                        |
|   |                                                                 |
|   |             CO                                                  |
-----------------------------------------------------------------------

         ITEM 1.

(a)  Name of Issuer:  Zindart Limited  (the "Issuer")
     ---------------

(b)  Address of Issuer's Principal Executive Offices:
     ------------------------------------------------

         Flat C&D, 25/F., Block 1, Tai Ping Industrial Centre, 57, Ting Kok Road, Tai Po, N.T., Hong Kong


         ITEM 2.

(a)  Name of Persons Filing:           (1) U.S. Industries, Inc.
     ----------------------            (2) USI American Holdings, Inc.
                                       (3) USI Mayfair Limited
                                       (4) USI Overseas Limited
                                       (5) Ertl (Hong Kong) Limited

(b) Address of Principal Business Office or, if none, Residence:
    ------------------------------------------------------------

         c/o
         101 Wood Avenue South, 6th Floor
         Iselin, New Jersey 08830-0169

(c)  Citizenship:    (1) Delaware
     ------------    (2) Delaware
                     (3) England and Wales
                     (4) England and Wales
                     (5) Hong Kong

(d)  Title of Class of Securities:  American Depositary Receipts
     -----------------------------

(e)  CUSIP Number:  989597109
     -------------

         ITEM 3. If this statement is filed pursuant to Rules 13d- 1(b), or 13d-2(b), check whether the person filing is a ...
                     -----------------------------------------------------

Not Applicable


         ITEM 4.     Ownership
                     ---------

With respect to the amount of Common Stock beneficially owned by each reporting person, the nature of such beneficial ownership and the related percentages of the class of Common Stock, the cover page hereto is incorporated by reference herein.


                                Page 7 of 9 Pages

         ITEM 5.     Ownership of Five Percent or Less of a Class
                     --------------------------------------------

Not Applicable


         ITEM 6.     Ownership of More than Five Percent on Behalf of
                     Another Person
                     ------------------------------------------------

Not Applicable


         ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company
                     ---------------------------------------------

The record owner of the Securities is Ertl (Hong Kong) Limited, a wholly-owned subsidiary of USI Overseas Limited, a wholly-owned subsidiary of USI Mayfair Limited, a wholly-owned subsidiary of USI American Holdings, Inc., a wholly-owned subsidiary of U.S.
Industries, Inc.


         ITEM 8.     Identification and Classification of Members of the Group.
                     ----------------------------------------------------------

Not applicable.


         ITEM 9.     Notice of Dissolution of Group
                     ------------------------------

Not Applicable


         ITEM 10.    Certification
                     -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                Page 8 of 9 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       U.S. INDUSTRIES, INC.

                                       By: /s/ George H. MacLean
                                          ----------------------------------
                                          Name: George H. MacLean
                                          Title: Senior Vice President


                                       USI AMERICAN HOLDINGS, INC.

                                       By: /s/ George H. MacLean
                                          ----------------------------------
                                          Name: George H. MacLean
                                          Title: Senior Vice President


                                       USI MAYFAIR LIMITED

                                       By: /s/ George H. MacLean
                                          ----------------------------------
                                          Name: George H. MacLean
                                          Title: Director


                                       USI OVERSEAS LIMITED

                                       By: /s/ George H. MacLean
                                          ----------------------------------
                                          Name: George H. MacLean
                                          Title: Director


                                       ERTL (HONG KONG) LIMITED

                                       By: /s/ George H. MacLean
                                          ----------------------------------
                                          Name: George H. MacLean
                                          Title: Director

Date:   March 5, 1998


                             Page 9 of 9 Pages